EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
(310) 954-1343
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024

For Immediate Release

Unico American Corporation Reports Third Quarter 2008 Financial Results

Woodland Hills, California, November 10, 2008 – Unico American Corp. (NASDAQ – “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced its consolidated financial results for the three and nine months ended September 30, 2008.  Revenues were $11.5 million and net income was $1.4 million ($0.26 diluted income per share) for the quarter ended September 30, 2008, compared with revenues of $12.5 million and net income of $1.5 million ($0.27 diluted income per share) for the quarter ended September 30, 2007.  For the nine months ended September 30, 2008, revenues were $35.6 million and net income was $3.2 million ($0.56 diluted income per share) compared with revenues of $38.1 million and net income of $4.9 million ($0.87 diluted income per share) for the nine months ended September 30, 2007.

Third Quarter Highlights

•	Investment Portfolio:

o
While this was a historically adverse quarter for many in the financial industry, our Company realized the benefits of conservative management.  We had no defaults or realized losses on any of our investments.  Our fixed maturity investments consisted of high grade bonds of which approximately 93% were U.S. treasury securities.  As of September 30, 2008, these fixed maturity investments had net pre-tax unrealized gains of $3,916,240.

•	Growth Through Product Development:

o
This quarter we introduced a new Gasoline Stations program, available for distribution through select agents.  The program offers a full package of Property, Liability and Garage Liability coverages for a wide variety of risks which sell gasoline and which may also have operations such as mini-markets, grocery stores, restaurants, auto body and auto repair shops, and car washes.

o
We also introduced niche-specific coverage enhancements for our Bar & Tavern program and for our Commercial Buildings program, thereby maintaining a competitive edge while at the same time avoiding adverse loss experience.

o	The Trucking program and Convenience Store program introduced in the second quarter were well received in market and progressed on target during the third quarter.

•	Growth Through Customer Service:

o
We started the selection process to identify and contract with third party vendors, to help replace our existing legacy IT system with more current technology.  The new system is expected to better support all of the company's marketing efforts, including its plans to conduct web-based transactions and to support a retail agency force in the field.

o
This quarter we implemented a new, customer-friendly procedure for dealing with undesirable drivers in our Auto Body and Auto Repair programs, dramatically improving the efficiency of brokers, agents and policyholders that work with us.

o
This quarter we completed and implemented a massive overhaul of the billing system used in our Health Care division.  The new billing system provides significantly more detail for subscribing members and groups, making it easy for customers and agents to reconcile health care costs with payroll records.  We believe that our new billing system is as good as any competitor’s, if not better; and early feedback from our customers is extremely positive.

•	Growth Through Sales Force Development:

o
As of September 30, 2008, the Company appointed seven retail agents, and as of the date of this release, had appointed another agent bringing the total to eight.  Our targets are twelve by the end of 2008 and twenty-four by the end of 2009.

o
In October 2008, we hired a Marketing Manager, bringing the total number of people dedicated exclusively to marketing to three.  Prior to 2007, the company never employed more than one marketing person.  Our marketing staff is responsible for identifying and deploying promotional, product, service and distribution opportunities, and for growing our force of successful agencies.

Third Quarter 2008 Financial Results

For the three months ended September 30, 2008, revenues were $11.5 million and net income was $1.4 million ($0.26 diluted income per share) compared with revenues of $12.5 million and net income of $1.5 million ($0.27 diluted income per share) for the quarter ended September 30, 2007.  The decrease  in revenues was largely the result of lower premiums earned, caused by the Company’s selective risk underwriting stance during the quarter, in the face of what it perceived to be intense competition and inadequate rates offered by its competitors in many niche markets.

Net premium earned was $8.4 million or 73% of revenues for the third quarter ended September 30, 2008, compared to net premium earned of $9.2 million or 74% of revenues for the third quarter ended September 30, 2007.

Net investment income for the third quarter ended September 30, 2008 was $1.4 million, compared to $1.8 million for the third quarter ended September 30, 2007.  Annualized yield on average invested assets was 3.9% for the third quarter ended September 30, 2008, compared to 4.8% for the third quarter ended September 30, 2007.

Total insurance company revenues were $10.0 million or 87% of total revenues for the third quarter ended September 30, 2008, compared to total insurance company revenues of $10.9 million or 88% of revenues for the third quarter ended September 30, 2007.

Gross commissions and fees were $1.4 million for the third quarter ended September 30, 2008, compared to $1.4 million for the third quarter ended September 30, 2007.

Loss and loss adjustment expenses were $4.8 million or 57% of net premium earned for the third quarter ended September 30, 2008, compared to $5.7 million or 62% of net premiums earned for the third quarter ended September 30, 2007.  The decrease was primarily due to the fact that losses and loss adjustment expenses for the current accident year were $5.8 million for the third quarter ended September 30, 2008, as compared to $6.8 million for the third quarter ended September 30, 2007.

Policy acquisition costs were $2.1 million and commissions to agents and brokers were $0.3 million for each of the quarters ended September 30, 2008 and 2007.

Total expenses for the third quarter ended September 30, 2008, were $9.3 million compared to $10.3 million for the third quarter ended September 30, 2007.

Nine Month Period Ended September 30, 2008, Financial Results

For the nine months ended September 30, 2008, revenues were $35.6 million and net income was $3.2 million ($0.56 diluted income per share) compared with revenues of $38.1 million and net income of $4.9 million ($0.87 diluted income per share) for the nine months ended September 30, 2007.

Net premium earned was $25.9 million or 73% of revenues, compared to net premium earned of $28.4 million or 75% of revenues for the nine months ended September 30, 2007.

Net investment income before realized investment gains for the current nine month period was $4.5 million, compared to $5.1 million for the nine months ended September 30, 2007.  Annualized yield on average invested assets was 4.1% for the current year period compared to 4.6% in the nine months ended September 30, 2007.

Total insurance company revenues were $30.9 million or 87% of total revenues in the current year period, compared to total insurance company revenues of $33.4 million or 88% of revenues in the nine months ended September 30, 2007.

Gross commissions and fees were $4.3 million in the current nine month period, compared to $4.1 million in the nine months ended September 30, 2007.

Loss and loss adjustment expenses were $17.0 million or 66% of net premium earned in the current nine month period, compared to $17.1 million or 60% of net premiums earned in the nine months ended September 30, 2007.

Policy acquisition costs were $6.2 million in the current year period compared to $6.4 million nine months ended September 30, 2007, and commissions to agents and brokers were $1.0 million in the current year period compared to $0.7 million in the nine months ended September 30, 2007.

Total expenses were $30.8 million for the nine months ended September 30, 2008 and 2007.

Financial Condition

As of September 30, 2008, the Company had investments (at amortized cost) of $145.9 million.  $140.8 million, or 97% of these investments were fixed maturity investments, and 93% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $72.9 million as of September 30, 2008, or $12.98 per common share including unrealized after-tax investment gains of $2.6 million compared to stockholders’ equity of $69.1 million or $12.28 per common share including unrealized after-tax investment gains of $1.9 million as of December 31, 2007.  Book value per share increased 5.7% between December 31, 2007, and September 30, 2008, or 7.6% on an annualized basis.

 “Our practice of conservative underwriting again resulted in profitable operations and increased book value per share in the face of an intensely competitive marketplace.  We are also pleased that we continue to benefit from the conservative management of our investment portfolio during these times of national economic uncertainty.” said Mr. Erwin Cheldin, President of Unico.  “Our preparations for the future, through product development, improved customer service and by adding to our marketing capacity together with new systems capabilities, are moving forward nicely.”

About Unico American Corp.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

- Financial Tables Follow -

UNICO AMERICAN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended Ended		Nine Months Ended Ended
	September 30		September 30
	2008	2007	2008	2007

Revenues
Insurance Company Revenues
Premium earned	$10,567	$12,053	$32,519	$37,186
Premium ceded	2,200	2,854	6,646	8,794
Net premium earned	8,367	9,199	25,873	28,392
Investment income	1,415	1,717	4,493	5,000
Realized investment gains	-	-	6	-
Other income	209	28	532	57
Total Insurance Company Revenues	9,991	10,944	30,904	33,449

Other Revenues from Insurance Operations
Gross commissions and fees	1,413	1,381	4,300	4,096
Investment income	11	37	51	115
Finance charges and fees earned	110	133	354	425
Other income	4	3	11	10
Total Revenues	11,529	12,498	35,620	38,095

Expenses
Losses and loss adjustment expenses	4,750	5,685	17,027	17,103
Policy acquisition costs	2,056	2,096	6,214	6,397
Salaries and employee benefits	1,494	1,432	4,329	4,317
Commissions to agents/brokers	320	267	960	707
Other operating expenses	717	828	2,285	2,292
Total Expenses	9,337	10,308	30,815	30,816

Income Before Taxes	2,192	2,190	4,805	7,279
Income Tax Provision	747	644	1,619	2,344

Net Income	$1,445	$1,546	$3,186	$4,935

PER SHARE DATA
Basic
Earnings Per Share	$0.26	$0.27	$0.57	$0.88
Weighted Average Shares (000)	5,624	5,625	5,625	5,610
Diluted
Earnings Per Share	$0.26	$0.27	$0.56	$0.87
Weighted Average Shares (000)	5,665	5,686	5,668	5,683

OPERATING RATIOS – GAAP BASIS
Losses and Loss Adjustment Expenses	56.8%	61.8%	65.8%	60.2%
Policy acquisition costs	24.6%	22.8%	24.0%	22.6%
Combined Ratio	81.4%	84.6%	89.8%	82.8%

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at market value (amortized cost: September 30, 2008 $140,849; December 31, 2007 $139,992)	$144,766	$142,896
Short-term investments, at cost	5,097	7,356
Total Investments	149,863	150,252
Cash	25	109
Accrued investment income	1,181	1,555
Premiums and notes receivable, net	5,151	5,067
Reinsurance recoverable:
Paid losses and loss adjustment expenses	1,281	318
Unpaid losses and loss adjustment expenses	20,638	28,425
Deferred policy acquisition costs	5,322	5,723
Property and equipment (net of accumulated depreciation)	404	557
Deferred income taxes	317	687
Other assets	531	1,083
Total Assets	$184,713	$193,776

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$82,525	$94,731
Unearned premiums	20,496	22,743
Advance premium and premium deposits	1,599	2,159
Income taxes payable	242	-
Accrued expenses and other liabilities	6,991	5,040
Total Liabilities	$111,853	$124,673

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,613,808 at September 30, 2008, and 5,625,308 at December 31, 2007	$3,589	$3,594
Accumulated other comprehensive gain	2,585	1,916
Retained earnings	66,686	63,593
Total Stockholders’ Equity	$72,860	$69,103

Total Liabilities and Stockholders' Equity	$184,713	$193,776

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
($ in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$3,186	$4,935
Adjustments to reconcile net income to net cash from operations
Depreciation	159	182
Bond amortization, net	194	(45)
Net realized investment gains	(6)	-
Changes in assets and liabilities
Premium, notes and investment income receivable	289	366
Reinsurance recoverable	6,824	(2,390)
Deferred policy acquisitions costs	401	578
Other assets	154	(42)
Reserve for unpaid losses and loss adjustment expenses	(12,206)	(492)
Unearned premium reserve	(2,247)	(3,310)
Funds held as security and advanced premiums	(560)	694
Accrued expenses and other liabilities	1,951	764
Tax benefit from disqualified incentive options	-	(129)
Income taxes current/deferred	667	(1,866)
Net Cash (Used in) Operations	(1,194)	(755)

Investing Activities
Purchase of fixed maturity investments	(61,561)	(44,609)
Proceeds from maturity of fixed maturity investments	60,009	45,700
Proceeds from sale of fixed maturity investments	506	-
Net decrease (increase) in short-term investments	2,259	(525)
Additions to property and equipment	(5)	(82)
Net Cash Provided by Investing Activities	1,208	484

Financing Activities
Proceeds from exercise of stock options	-	301
Tax benefit from disqualified incentive options	-	129
Repurchase of common stock	(98)	(115)
Net Cash (Used in) Provided by Financing Activities	(98)	315

Net (decrease) increase in cash	(84)	44
Cash at beginning of period	109	34
Cash at End of Period	$25	$78

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$950	$4,201